Exhibit 99.1

For Immediate Release	For Further Information:
Steven R. Lewis, President & CEO
David W. Gifford, Interim CFO
(330) 373-1221
First Place Financial Corp. Completes Acquisition of HBLS Bank
WARREN and HICKSVILLE, Ohio, November 1, 2007 / First Place Financial Corp. (NASDAQ: FPFC), completed its acquisition of the Hicksville Building, Loan and Savings Bank effective as of the close of business yesterday, October 31, 2007. With the addition of HBLS Bank’s banking facility in Hicksville, Ohio, First Place now operates 42 retail locations in Ohio and Michigan, 2 business financial centers in Ohio and 18 loan production offices located in Ohio, Michigan, Indiana and North Carolina.
Steven R. Lewis, President and Chief Executive Officer of First Place commented, “We are excited to be able to provide our comprehensive array of financial products and services to the households and businesses of Hicksville and Defiance County. We are committed to continuing the high level of personal service that customers have been receiving from HBLS Bank for more than a century. High quality personal service is the backbone of community banking and the very mission of First Place Bank.”
About First Place Financial Corp.
First Place Financial Corp., a $3.2 billion financial services holding company is based in Warren, Ohio. First Place Financial Corp. operates 42 retail locations, 2 business financial service centers and 18 loan production offices through the First Place Bank, and Franklin Bank divisions of First Place Bank. Additional affiliates include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: http://www.firstplacebank.com.
Forward-Looking Statements
This press release contains forward-looking statements. When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause First Place’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas First Place conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas First Place conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. First Place wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. First Place undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.